Exhibit 99(k)(1)

ADMINISTRATION AGREEMENT

AGREEMENT, dated as of the 7th day of January, 2008, between Dividend Capital Global Real Estate Fund of Funds, L.P., a Delaware limited partnership (the “Fund”), and Black Creek FOF Advisor LLC, a Delaware limited liability corporation the “Administrator”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain the Administrator to provide or procure certain administrative services in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Administrator desires to be retained to perform such services on said terms and conditions.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Appointment of Administrator

The Fund hereby retains the Administrator to perform various administrative services as set forth herein. The Administrator accepts such appointment and agrees to perform or arrange for the performance of the services stated herein.

2.	Administration Services

a.	The Administrator shall provide the services listed on Schedule A, in each case, subject to the oversight, supervision and direction of the Fund’s Board of Directors (the “Board”) and subject to any necessary review and comment by the Fund’s auditors and legal counsel and in accordance with procedures or policies that may be established from time to time by and between the Fund and the Administrator and approved by the Board.

b.	In performing its duties hereunder, the Administrator shall act in accordance with the Fund’s Amended and Restated Limited Partnership Agreement and registration statement on Form N-2 of the Fund, each as amended from time to time, and with instructions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations, and will consult with legal counsel to the Fund, as necessary and appropriate.

c.

The Administrator is hereby authorized to retain one or more third parties and to delegate all or some of its duties and obligations hereunder to such persons, provided that such persons shall remain under the general supervision of the Administrator and the Administrator shall be responsible for monitoring the performance by such persons of any duty or obligation so delegated. The compensation of such persons shall be paid by the Administrator and no obligation shall be incurred on behalf of the Fund in such respect, except to the extent an obligation of the Fund is identified herein or in a written agreement with a service provider. The division of the Administrator’s duties and obligations hereunder between those to be delegated to a third party and those to be performed by the Administrator shall be determined from time to time by the Administrator in the first instance but shall be reported after the fact to the Board reasonably promptly. To the extent any obligations of the Administrator are delegated to one or more third parties, the Fund agrees to take or cause to be taken any actions reasonably requested by the Administrator that may be necessary or appropriate in connection with such delegation, including the execution of necessary agreements and other documents.

3.	Delivery of Documents

The Fund has furnished the Administrator with properly certified or authenticated copies of each of the following:

a.	The Fund’s registration statement on Form N-2 as filed with the SEC;

b.	The Fund’s most recent prospectus; and

c.	The Fund’s most recent statement of additional information.

The Fund will furnish the Administrator from time to time with copies of all amendments of or supplements of the foregoing and will provide any other documents that the Administrator may reasonably request.

4.	Compensation

The Administrator shall receive from the Fund such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in Schedule B to this Agreement. In the event this Agreement is terminated before the end of a month, the fee shall be pro-rated according to the proportion of the month that services were provided and shall be payable within seven days after the date of termination of this Agreement. In the event of termination of this Agreement, the Fund shall assume any obligations the Administrator incurred in connection with providing services to the Fund hereunder, including any obligations under agreements with third-party service providers, such as auditors, transfer agents, custodians and sub-administrators.

5.	Instructions and Advice

At any time, the Administrator may consult with counsel for the Fund or with the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted to be taken by it in good faith in reliance upon any written instructions or advice or upon oral instructions or advice received from the Fund’s independent accountants or Fund counsel.

6.	Limitation of Liability; Indemnification

(a) The Administrator shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of its duties or obligations under this Agreement, except for losses, damages or expenses caused by or resulting from or attributable to willful misconduct, bad faith or gross negligence by the Administrator in the performance of its obligations or duties or by reason of its reckless disregard of the obligations and duties under this Agreement.

The Fund shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any claim, demand, action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, provided that no indemnification shall be available for acts or omissions attributable to willful misconduct, bad faith or gross negligence by the Administrator in the performance of its obligations or duties or by reason of its reckless disregard of the obligations and duties under this Agreement, and provided further, that the Administrator shall be entitled to indemnification hereunder only to the extent consistent with the 1940 Act.

For purposes of this Section 6(a), the Administrator shall include its directors, officers and employees and persons to whom duties or obligations are delegated by the Administrator hereunder.

(b) The Administrator shall indemnify and hold harmless the Fund and its directors, officers and agents from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Fund in or by reason of any claim, demand, action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the Administrator’s (including for this purpose any person to whom the Administrator has delegated any duties or obligations hereunder) willful misconduct, bad faith or gross negligence in the performance of its obligations and duties under this Agreement or by reason of its reckless disregard thereof.

(c) With respect to any claim for indemnification under this Agreement, the indemnifying party will be entitled to participate at its own expense in the defense of any suit brought to enforce any liability subject to such indemnification and, if it so chooses, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event the indemnifying party elects to assume the defense of any such suit and retain counsel, the indemnified party, or any of its affiliated persons named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the indemnifying party has specifically authorized the retaining of such counsel or (ii) the indemnified party shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest, but in no event shall the indemnifying party be obligated to pay the fees and expenses of more than one counsel in addition to counsel to the indemnifying party.

7.	Confidentiality; Privacy

The Administrator agrees that, except as otherwise required by law or in connection with any disclosure required by law or applicable regulation, it will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

The Fund and the Administrator each agree to take all steps necessary to comply with applicable regulations protecting the privacy of nonpublic personal financial information (“Information”) of “consumers” and “customers” of the Fund, as those terms are defined in Regulation S-P. To the extent the Fund provides the Administrator with any Information to perform services or functions on its behalf, the Administrator agrees not to disclose or use any such Information for any purpose other than to carry out the purposes for which the Fund disclosed the Information or as permitted by law in the ordinary course of business to carry out those purposes. In the event that the Administrator receives any such Information from the Fund, the Administrator agrees to adopt policies and procedures that establish administrative, technical, and physical safeguards for the protection of Information of consumers or customers of the Fund. The Administrator will include a similar provision in all agreements with third parties.

8.	Records

In compliance with the requirements of Rule 31a-3 under the 1940 Act, and any successor or related regulation relating to books and records, the Administrator agrees that all records which it (or any third party engaged by it) maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it (or any third party engaged by it) maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.

9.	Services Not Exclusive

The services of the Administrator hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

10.	Duration and Termination

The term of this Agreement shall begin on the date first written above and, unless sooner terminated as provided in this Section 10, this Agreement shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually:

(1) by a vote of a majority of those members of the Fund’s Board who are not parties to this Agreement or “interested persons” of such party; and

(2) by the Fund’s Board or by a vote of a majority of the outstanding interests of the Fund.

This Agreement may be terminated by the Fund at any time without the payment of any penalty, by vote of a majority of the entire Board on 60 days prior written notice to the Administrator, or by the Administrator at any time without the payment of any penalty, on 90 days prior written notice to the Fund.

As used in this Agreement, the term “interested persons” shall have the same meaning as such term has in the 1940 Act.

11.	Amendments of this Agreement

This Agreement may be amended by the parties hereto only if such amendment is approved by the Board and such amendment is set forth in a written instrument executed by each of the parties hereto.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

13.	Counterparts

This Agreement may be executed by the parties hereto in counterparts, and if executed in more than one counterpart, the separate instruments shall constitute one agreement.

14.	Notices

Any notice or other communication required to be given in writing pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 518 17th Street, Suite 1200, Denver, CO 80202 Attention: Derek Mullins and (2) to the Fund c/o Rick Grove, Chief Compliance Officer, 518 17th Street, Suite 1200, Denver, CO 80202 and to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Attention: Michael Hoffman.

15.	Entire Agreement

This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and the Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

16.	No Assignment

This Agreement shall not be assigned by the Administrator without the prior consent of the Board of the Fund, although the Administrator may, without the prior consent of the Fund, retain third parties and delegate to those third parties all or some of its duties and obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Dividend Capital Global Real Estate Fund of Funds, L.P.		Black Creek FOF Advisor LLC

By:	/s/ Stuart Baldwin	By:	/s/ Howard Margolis
Name:	Stuart Baldwin	Name:	Howard Margolis
Title:	Vice President and Assistant Secretary	Title:	President

SCHEDULE A

Services

The Administrator shall provide or procure the services below, subject to the oversight, supervision and direction of the Board of the Fund and subject to any necessary review and comment by the Fund’s auditors and legal counsel and in accordance with procedures or policies that may be established from time to time by and between the Fund and the Administrator and approved by the Board for the Fund:

a)	Calculate the Net Asset Value of the fund;

b)	Coordinate contractual relationships and communications between the Fund and its contractual service providers;

c)	Coordinate printing of the Fund’s annual and semi-annual shareholder reports;

d)	Monitor the Fund’s compliance with Internal Revenue Code, Commission and prospectus requirements;

e)	Prepare, coordinate with the Fund’s counsel and coordinate the filing with the Commission: Post-Effective Amendments to the Fund’s Registration Statement and supplements to or revisions of the Fund’s prospectus and statement of additional information; “shelf” registrations; the preparation and assist in the preparation of Forms 3, 4 and 5 pursuant to Section 16 of the Securities and Exchange Act of 1934 Act and Section 30(h) of the 1940 Act for the officers and Directors of the Fund, such filings to be based on information provided by those persons;

f)	Assist in the preparation and coordinate the filing of Forms N-SAR, N-CSR, N-Q and N-PX;

g)	Assist in the preparation of notices of meetings of shareholders and preparation of proxy statements, if any;

h)	Assist in obtaining the fidelity bond and Directors’ and officers’errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7), respectively, under the 1940 Act as such bond and policies are approved by the Board;

i)	Monitor the Fund’s assets to assure adequate fidelity bond coverage is maintained;

j)	Draft agendas and resolutions for quarterly and special board and committee meetings;

k)	Coordinate the preparation, assembly and distribution of board and committee materials;

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l)	Provide officers to the Fund’s Board and attend board and committee meetings and draft minutes thereof;

m)	Maintain the Fund’s calendar to assure compliance with various filing and board approval deadlines;

n)	Maintain and oversee the Fund’s compliance program;

o)	Furnish the Fund office space in the offices of the Administrator, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service for managing the affairs and investments of the Fund;

p)	Assist the Fund in the handling of Commission examinations and responses thereto;

q)	Perform clerical, bookkeeping and all other administrative services not provided by the Fund’s other service providers;

r)	Calculate net asset value including obtaining market value and or fair values for portfolio investments;

s)	Maintain investor records include records of subscriptions, withdrawals, and capital account balances;

t)	Determine allocations of income, expense and realized and un realized gain for federal income tax purposes; and

u)	Serve as liaison between the Fund and each of its service providers

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SCHEDULE B

Fees

The Fund shall pay the Administrator a fee, payable monthly in arrears, for its services equal to 0.25% of the aggregate contributed capital of the Fund (the “Contributed Capital”) until the first anniversary of the Fund’s final closing, and thereafter at an annual rate of 0.25% of Contributed Capital, less Contributed Capital returned to investors. To the extent the Administrative retains a sub-administrator, it will compensate such sub-administrator out of its own assets.

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